Issuer Free Writing Prospectus

Relating to Preliminary Prospectus dated December 10, 2015

Filed Pursuant to Rule 433

Registration Statement No. 333-194539

Pricing Term Sheet

Gladstone Land Corporation

Shares of Common Stock

This term sheet to the preliminary prospectus supplement dated December 10, 2015 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Gladstone Land Corporation

Shares offered before overallotment option:	900,000 shares of common stock

Maximum number of shares to be sold in overallotment:	135,000 shares of common stock

The offering:	If the underwriters exercise their overallotment option in full, the total number of shares offered by the issuer will be 1,035,000.

Price to public:	$8.82 per share of common stock

Underwriting discount:	5.00%

Net proceeds to issuer:	$7,366,100 (after deducting underwriting discounts and estimated net offering expenses) assuming no exercise of the overallotment option

Pricing date:	December 11, 2015

Closing date:	December 16, 2015

Underwriters:	Janney Montgomery Scott LLC Ladenburg Thalmann & Co. Inc. Oppenheimer & Co., Inc. Wunderlich Securities, Inc. Maxim Group LLC

The issuer has filed a registration statement (including a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement included in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Janney Montgomery Scott LLC at 60 State Street, Boston, MA 02109, Attention: Equity Capital Markets Group, or email prospectus@janney.com.